Exhibit 99.1
MEDTOX Scientific, Inc.
402 West County Road D
St. Paul, MN 55112
Contact: Paula Perry (877) 715-7236

MEDTOX SCIENTIFIC ANNOUNCES SECOND QUARTER RESULTS

ST. PAUL, Minn., July 14, 2011 – MEDTOX Scientific, Inc. (Nasdaq:MTOX) today announced results for the second quarter ended June 30, 2011.  Highlights from the quarter compared to the prior-year period include:

•	Total revenues increased 10.9% to $27.9 million

•	Gross profit increased 16.8% to $12.1 million

•	Operating income was $2.2 million, an increase of 41.4%

•	Net income was $1.4 million, an increase of 38.7%

•	Earnings per diluted share were $0.16 compared to $0.11

For the six-month period ended June 30, 2011, revenues were $53.7 million, compared to $46.3 million for the prior-year period.  Gross profit was $22.5 million, compared to $18.4 million for the prior-year period.  Operating income was $3.4 million, compared to $1.7 million for the prior-year period.  The Company recorded net income of $2.2 million, compared to $1.1 million for the prior-year period.  Earnings per diluted share were $0.24, compared to $0.12 for the prior-year period.

For the three-month period ended June 30, 2011, gross margins improved in both the Laboratory Services and Diagnostic Product segments, with overall gross margin increasing 220 basis points to 43.3%, compared to 41.1% in the second quarter of 2010.  Operating expenses for the quarter were relatively flat at 35.5% of revenue, compared to 35.0% of revenue in the prior-year period, and were down from 35.8% of revenue in the first quarter of 2011.

In our Laboratory segment, revenues from drugs-of-abuse (DAU) testing in the quarter increased 6.4% compared to the prior-year period.  A strong 17.8% increase in revenues from new business was offset by an 11.4% decrease in revenues from existing clients.  Revenues from existing clients continue to be negatively impacted by reduced hiring due to economic conditions.  Our clinical laboratory expansion continues to show momentum, with 20.5% and 14.0% revenue increases in the quarter, for Clinical and Other Laboratory Services and Clinical Trial Services, respectively.

In the Diagnostic segment, revenues were up 4.6% for the quarter compared to the prior-year period.  Solid revenue growth from our substance abuse products was partially offset by a $339,000 reduction in Contract Manufacturing revenue quarter over quarter.  As we have previously disclosed, this is a business that we have been exiting and expect the remaining client relationship to terminate by year-end 2011.  Due to strong sales of higher margin substance abuse products, gross margin in the Diagnostic segment increased 310 basis points.  Gross profit for the segment increased $320,000, on a revenue increase of $249,000.

Cash on hand at quarter-end was $1.3 million and the Company has no long term debt.

MEDTOX will hold a teleconference to discuss 2011 second quarter results today at 9:30 a.m. Central Time (10:30 a.m. Eastern).  The Company will discuss these results and other corporate matters.  During the conference call, the Company may discuss and answer questions concerning business and financial developments and trends.  The Company’s responses to questions, as well as other matters discussed during the conference call, may contain or constitute information that has not been previously disclosed.  To access the teleconference, dial (888) 812-8522 ten minutes before the scheduled start time today.  International callers may access the call by dialing (913) 312-9304.  Callers should ask for the MEDTOX quarterly conference call, hosted by Dick Braun, president and CEO of MEDTOX.  A simultaneous webcast of the conference call will be available on the MEDTOX website in the “investors” section under “webcasts” at www.medtox.com.  An audio replay of the conference call will be available through July 21 at (888) 203-1112, passcode # 3550305.  International callers may access the replay at (719) 457-0820, with the same passcode # 3550305.

MEDTOX Scientific, Inc., headquartered in St. Paul, Minn., is a provider of high quality specialized laboratory testing services and on-site/point-of-collection testing (POCT) devices.  The Company also supports customers with complete logistics, data and program management services.  MEDTOX is a leader in providing esoteric laboratory testing services to hospitals and laboratories nationwide.  This includes both central laboratory and bio-analytical testing for pharmaceutical clinical trials.  MEDTOX develops and manufactures diagnostic devices for quick and economical on-site/point-of-collection analysis for drugs-of-abuse, therapeutic drugs and biological and agricultural toxins and provides employment drug screening and occupational health testing.  For more information see www.medtox.com.

Note: Forward-looking statements contained in this press release are made under the Private Securities Reform Act of 1995.  Forward-looking statements, including those relating to revenues from existing clients being negatively impacted by reduced hiring, momentum in our clinical laboratory business, and our exiting the Contract Manufacturing business, are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those stated in such statements.  Actual results may differ due to a number of factors including economic conditions, a change in the employment pattern of client companies, the ability of MEDTOX to acquire new business and retain existing business, changes in the competitive environment, and the requirements of our remaining client in the Contract Manufacturing business.  Further discussions of factors that may cause such results to differ are identified in the Company's 2010 Annual Report on Form 10-K and incorporated herein by reference.  You should take such factors into account when making investment decisions and are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made.  We undertake no obligation to update any forward-looking statements.

MEDTOX SCIENTIFIC, INC.
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except share and per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2011	June 30, 2010	June 30, 2011	June 30, 2010

REVENUES:
Laboratory services:
Drugs-of-abuse testing services	$10,806	$10,160	$20,446	$18,956
Clinical & other laboratory services	9,133	7,578	17,108	14,468
Clinical trial services	2,323	2,037	4,859	2,870
Product sales	5,659	5,410	11,244	10,052
	27,921	25,185	53,657	46,346

COST OF REVENUES:
Cost of services	13,623	12,551	26,575	23,584
Cost of sales	2,222	2,293	4,555	4,321
	15,845	14,844	31,130	27,905

GROSS PROFIT	12,076	10,341	22,527	18,441

OPERATING EXPENSES:
Selling, general and administrative	9,281	8,231	17,905	15,664
Research and development	622	573	1,216	1,122
	9,903	8,804	19,121	16,786

INCOME FROM OPERATIONS	2,173	1,537	3,406	1,655

OTHER INCOME (EXPENSE):
Interest expense	(18)	-	(42)	(1)
Other income	57	56	73	61
	39	56	31	60

INCOME BEFORE INCOME TAX EXPENSE	2,212	1,593	3,437	1,715

INCOME TAX EXPENSE	(808)	(581)	(1,255)	(626)

NET INCOME	$1,404	$1,012	$2,182	$1,089

BASIC EARNINGS PER COMMON SHARE	$0.16	$0.12	$0.25	$0.13

DILUTED EARNINGS PER COMMON SHARE	$0.16	$0.11	$0.24	$0.12

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING:
Basic	8,847,870	8,700,838	8,849,042	8,669,326
Diluted	9,052,714	8,963,870	9,048,185	8,907,773

MEDTOX SCIENTIFIC, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	June 30, 2011	December 31, 2010
ASSETS
Cash and cash equivalents	$1,251	$1,285
Accounts receivable, net	20,536	19,575
Inventories	4,433	3,902
Other current assets	4,144	5,297
Total current assets	30,364	30,059

Building, equipment and improvements, net	28,679	28,164

Other assets	17,332	17,234
Total assets	$76,375	$75,457

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$16,094	$13,905

Long-term obligations	5,271	7,433

Stockholders’ equity	55,010	54,119
Total liabilities and stockholders’ equity	$76,375	$75,457